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                                                                Exhibit 10.r


                                 August 11, 1995

Mr. Richard Kashnow
(home address deleted)

Dear Dick:

I am pleased to make this offer to you to join Raychem Corporation as its President, Chief Executive Officer and Chairman of its Board of Directors. We are assuming that you will commence employment on October 2, 1995. Your election as a director and as Chairman of the Board will become effective as of the date that you commence employment.

The terms of your employment are as follows:

1. Salary. Your base salary for fiscal 1996 will be $650,000 per year, payable biweekly. It has been Raychem's practice to review executive salaries annually.

2. Bonus. You will participate in Raychem's executive bonus program as in effect from time to time. For fiscal 1996 that program is the Variable Pay Program. Raychem will guarantee you a minimum bonus for fiscal 1996 equal to 40% of covered compensation relating to the period from October 1, 1995 to June 30, 1996.

3. Special Transition Payment. Raychem will pay you a Special Transition Payment of $475,000, adjusted as described below. The $475,000 amount includes $375,000 as an estimate of the Schuller 1995 bonus proration that you will receive. When the amount of that bonus proration becomes known, the $375,000 estimate shall be adjusted as mutually agreed. In addition, the Special Transition Payment will be increased

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Mr. Richard Kashnow
August 11, 1995                                                           Page 2

         by an amount equal to the value of your 30,000 restricted shares of Manville Corporation which vest on December 31, 1995, less any amount you receive in connection with such shares. The Special Transition Payment will be made within 30 days after the date that both adjustments have been made.

4. Severance. Employment for all Raychem employees is at will. Your severance package is described in Raychem's Executive Termination Compensation Policy ("Termination Policy"), except (a) that the "Full Salary Period" described therein shall be two years instead of one year, (b) there shall be no "Differential Salary Period" as described therein, and (c) the Termination Policy is modified as described below with respect to your housing loan, your restricted shares and certain change in control events. The Termination Policy will not be changed with respect to your employment without your consent.

         Post-employment benefits relating to your housing loan, your restricted shares and change in control events that are described in this letter are deemed to be part of the Termination Policy and are subject to the same requirements as the remainder of the Termination Policy, including, for example, granting a release, providing consulting services as specified in the Termination Policy, and complying with noncompetition and nonsolicitation restrictions during the consulting period.

         You are not required to seek other employment in order to obtain post-employment benefits.

         In the event that (a) there is a change in control as defined in the next paragraph, (b) within one year following such change in control there is a material adverse change in your duties, responsibilities, or reporting lines, or a reduction of more than 20% in your base compensation, and (c) within the 30-day period immediately following such material adverse change or reduction you elect to terminate your employment voluntarily, then termination of your employment will be treated as a Covered Termination of Employment (as defined in the Termination Policy). In the

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Mr. Richard Kashnow
August 11, 1995                                                           Page 3


         event that (a) there is a change in control as defined in the next paragraph and (b) within one year following such change in control your employment is terminated in a Covered Termination of Employment (or is deemed to have been so terminated by virtue of the preceding sentence), then notwithstanding any other vesting or acceleration provisions set forth in this letter, all of the options described in paragraph 5. below shall vest in full immediately as of the date of your employment termination and all restrictions on the restricted shares described in paragraph 5. below shall lapse as of such date.

         For purposes of the preceding paragraph, a change in control means the occurrence of either of the following:

                 (a) any "person" (as used in Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) other than Raychem, a subsidiary or affiliate of Raychem, or a Raychem employee benefit plan, including any trustee of such a plan, becomes the "beneficial owner" (as defined in Rule 13d-3) of securities representing a majority of the voting power of Raychem's then outstanding securities; or

                 (b) a sale of assets involving all or substantially all of the assets of Raychem, or a merger or consolidation of Raychem in which the holders of Raychem's securities immediately prior to such event hold in the aggregate less than a majority of Raychem's securities immediately after such event.

5. Equity. The Compensation Committee of the Board of Directors has approved the grant to you of stock options and restricted stock relating to 250,000 shares of Raychem common stock, as described below, subject to the commencement of your employment. Although the Compensation Committee reserves the right to grant additional options or restricted stock to you, our current expectation is that you will not be considered for additional equity grants during the first two years of your employment.

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Mr. Richard Kashnow
August 11, 1995                                                           Page 4


         Stock Options. Subject to the commencement of your employment, the Compensation Committee approved the grant to you of a nonstatutory stock option covering 200,000 shares under Raychem's 1990 Incentive Plan ("1990 Plan") and of a nonstatutory stock option covering 12,500 shares outside such plan. Both options will be deemed granted on the date that you commence employment for payroll purposes, and the exercise price of such options will be the closing price of Raychem common stock on the New York Stock Exchange on that date. Both options will be subject to the company's normal four year vesting program. The option granted outside the 1990 Plan is not exercisable in any period in which exercise would cause loss of deduction for Raychem under
         Section 162(m) of the Internal Revenue Code, unless the option otherwise would expire.

         Restricted Stock. Subject to the commencement of your employment, the Compensation Committee granted you 37,500 shares of Restricted Stock under the 1990 Plan. Restrictions on the shares will lapse on the fifth anniversary of commencement of your employment if you are employed by Raychem at that date. Restrictions will lapse earlier as to 50% of the shares of Restricted Stock if the average closing price of Raychem Common Stock on the New York Stock Exchange as reported in the Wall Street Journal over a period of 30 consecutive trading days exceeds $50 per share; and will lapse earlier as to the remaining 50% if the average closing price of Raychem Common Stock on the New York Stock Exchange as reported in the Wall Street Journal over a period of 30 consecutive trading days exceeds $60 per share.

         If your employment is terminated by Raychem in a Covered Termination of Employment as defined in the Termination Policy and you still hold restricted shares, then (a) restrictions will lapse on the date of such termination with respect to 20% of the original shares for each full 12-month period during the period beginning with commencement of your employment and ending at the date of such termination and (b) restrictions shall lapse with

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Mr. Richard Kashnow
August 11, 1995                                                           Page 5



         respect to an additional 20% of the original shares at each of the first and second anniversary dates of such termination (i.e., if the date of Covered Termination of Employment is six months after the second anniversary of commencement of your employment, restrictions will lapse with respect to 40% of the original shares on the date of such termination, and restrictions will lapse with respect to an additional 20% of the original shares on each of the first and second anniversaries of such termination). Notwithstanding the foregoing, the number of shares for which restrictions lapse under the preceding sentence will be reduced by the number of shares for which restrictions have previously lapsed under the stock price conditions provided above (i.e., if the date of Covered Termination of Employment is six months after the second anniversary of commencement of your employment, and prior to the date of such termination restrictions have lapsed with respect to 50% of the original shares due to stock price conditions, then additional restrictions will not lapse until the first anniversary of such termination, at which time restrictions will lapse with respect to 10% of the original shares, and restrictions will lapse with respect to an additional 20% of the original shares on the second anniversary of such termination).

         In the event of a Change In Control as defined in the 1990 Plan, the Committee administering the 1990 Plan may, but is not required to, accelerate the vesting of options and the lapse of restrictions on Restricted Stock, as more fully described in those plans. Any such acceleration shall not reduce any other vesting rights granted in this letter.

6. Housing Assistance. You will be eligible to participate in Raychem's standard executive housing relocation program. However, in lieu of the mortgage differential aspect of such program, Raychem will make available to you a loan in principal amount equal to 50% of the purchase price of your new Bay Area home, up to a maximum principal amount of $1 million. The loan will be interest free and will be secured by a deed of trust second only to your primary lender. Unless your employment is earlier terminated,

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Mr. Richard Kashnow
August 11, 1995                                                           Page 6


         twenty percent of the initial principal amount of this loan will be due and payable on October 1 of each of 1996, 1997, 1998, 1999 and 2000. Raychem will pay you a bonus equal to 20% of the initial principal amount of this loan on September 19 of each of 1996, 1997, 1998, 1999 and 2000 if you are employed by Raychem at such date; such bonus will be in addition to any bonus to which you may be entitled under Raychem's executive bonus program as in effect at the time. It is anticipated that you will use the bonus to repay installments of the loan principal as they become due.

         If your employment is terminated by Raychem in a Covered Termination of Employment (as defined in the Termination Policy) or if your employment is terminated because of your disability by reason of physical or mental incapacity to perform your duties, unpaid principal shall continue to be due and payable in installments as described above, but all unpaid principal shall be due and payable 24 months from the date of your employment termination; unpaid principal will bear interest during such 24-month period at the prime rate as in effect from time to time at Raychem's principal bank, and shall be due and payable with each principal payment. In addition, under these circumstances Raychem will continue the bonus payments during the Full Salary Period as if you were employed during that period; it is anticipated that you will use the bonus to repay installments of the loan principal as they become due.

         If you terminate your employment in a Voluntary Termination (as defined in the Termination Policy), unpaid principal shall continue to be due and payable in installments as described above, but all unpaid principal shall be due and payable 12 months from the date of your employment termination; unpaid principal will bear interest during such 12-month period at the prime rate, and shall be due and payable with each principal payment. If your employment is terminated by Raychem in a Termination for Cause (as defined in the Termination Policy), unpaid principal shall continue to be due and payable in installments as described above, but all unpaid principal shall be due and payable 24 months from the date of your employment termination; unpaid

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Mr. Richard Kashnow
August 11, 1995                                                           Page 7

         principal will bear interest during such 24-month period at the prime rate, and interest shall be due and payable with each principal payment.

7. Benefits. In addition to the benefits specifically described in this letter, you will be entitled to Raychem's standard executive benefits, which are summarized below. These benefits are more fully described in the materials you have been provided, and are subject to all of the terms and conditions stated in the plans.

                 a. You will be eligible to participate in the Employee Stock Purchase Plan as of the first enrollment date following your date of hire. This plan gives you the opportunity to invest from 1% to 15% of your base salary towards the purchase of Raychem common stock at a discount of at least 15%.

                 b. You will be eligible to participate in Raychem's Taxsaver Investment Plan. This 401(k) plan allows you to invest a percentage of your base salary commencing immediately while deferring taxes on the principal and interest until time of withdrawal.

                 c. Raychem will reimburse you up to $5,000 per year for fees paid to a personal financial adviser. In addition, Raychem will reimburse you for fees reasonably incurred to obtain legal counsel with respect to your offer of employment from Raychem.

                 d. You will have health coverage under the Raychem Group Medical Plan or one of several Health Maintenance Organizations. You may cover eligible dependents under these programs. Coverage will commence on your payroll start date. You will be covered free of charge, with a fee for dependent coverage.

                 e. You have coverage under a dental plan. You will be covered free of charge, with a fee for dependent coverage. Coverage will commence on your payroll start date.

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Mr. Richard Kashnow
August 11, 1995                                                           Page 8

                 f. You will be covered under the Raychem Group Life Insurance Program. Coverage will commence on your payroll start date.

                 g. You will be covered by the Raychem Long Term Disability Plan. Coverage will commence on the first day of the month following 15 days of employment.

                 h. You will be eligible to participate in the qualified Raychem Corporation Pension Plan and the nonqualified Raychem Corporation Supplemental Executive Retirement Plan. In addition, your nonqualified pension benefit will be augmented in an equitable fashion to compensate for the loss of pension benefits associated with your departure from Schuller at a time when you have not yet reached your maximum compensation level.

                 i. Raychem will reimburse you for an annual physical examination.

                 j. You will be eligible to participate in Raychem's 1995 Executive Deferred Compensation Plan and 1989 Bonus Deferral Plan.

                 k. You will be eligible to participate in Raychem's company car program.

8. Proprietary Information. You will be required to sign Raychem's standard employee proprietary information agreement.

9. Golden Parachute Determination. You shall be permitted to elect to reduce or modify any amount that would, but for this paragraph, be a "parachute payment" as defined in Section 280G of the Internal Revenue Code in your sole discretion in order to reduce or eliminate any such parachute payment in any manner that does not impose an additional cost on Raychem.

10. Term. Unless your employment with Raychem is earlier terminated, the provisions of this letter shall govern the

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Mr. Richard Kashnow
August 11, 1995                                                           Page 9


         first five years of your employment. Assuming you remain employed by Raychem, a new arrangement shall be negotiated prior to expiration of the five-year period to cover future periods.

11. Arbitration. In the event of any dispute arising out of or relating to your employment relationship or its termination (including without limitation claims for breach of contract, wrongful termination, or age, race, sex, disability or other discrimination) that is not resolved by good faith negotiations between the parties, you and Raychem agree fully, finally and exclusively to arbitrate the dispute in binding arbitration under the rules of the American Arbitration Association in San Mateo County, California, rather than litigate the dispute in court; provided that this arbitration provision shall not apply to any dispute relating to or arising out of the alleged misuse or misappropriation of Raychem's trade secrets or proprietary information. In the event of arbitration, the arbitrator shall be allowed to assess costs.

I am enthusiastic about your joining Raychem and look forward to working with you.

                                             Very truly yours,

                                             /s/     Isaac Stein
                                             -----------------------------
                                                     Isaac Stein
                                             Chairman of the Executive Committee
                                             of the Board of Directors

Accepted:

/s/     Richard Kashnow
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        Richard Kashnow